FOR IMMEDIATE RELEASE

                             FIDELITY BANCORP, INC.
                         AMENDS SHAREHOLDER RIGHTS PLAN



(Pittsburgh, PA - March 16, 2005) Fidelity Bancorp, Inc. (Nasdaq FSBI) today announced that its Board of Directors had approved an amendment to its Shareholder Rights Plan (the "Plan") to reduce the percentage ownership required to become an "Acquiring Person" from 15% to 10% and to amend the definition of "Distribution Date" to reduce from 15% to 10% the threshold at which an unsolicited tender or exchange offer will result in a separation of the Rights. The provisions of the Shareholder Rights Plan will otherwise remain the same.

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.